EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: November 30, 2011

Sanderling Venture Partners VI, L.P.

Sanderling Ventures Management VI

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Middleton, McNeil, Mills & Associates, VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Partner

By:	/s/ Fred A. Middleton
Fred A. Middleton, an individual